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                    FIRST CAPITAL, INC. REPORTS 2009 EARNINGS

Corydon, Indiana--January 29, 2010. First Capital, Inc. (NASDAQ: FCAP) (the "Company"), the holding company for First Harrison Bank (the "Bank"), today reported net income of $766,000 or $0.28 per diluted share for the year ended December 31, 2009, compared to $3.6 million or $1.27 per diluted share for the year ended December 31, 2008.

Net interest income after provision for loan losses decreased $3.1 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008. Interest income decreased $2.7 million when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 6.24% for the year ended December 31, 2008 to 5.53% for 2009. The average balance of those earning assets increased from $420.3 million in 2008 to $425.4 million in 2009. Interest expense decreased $2.4 million as the average cost of interest-bearing liabilities decreased from 2.94% to 2.27% when comparing the same two periods. The average balance of those liabilities increased from $365.8 million in 2008 to $369.7 million in 2009. In December 2009 the Bank repaid $8.0 million in Federal Home Loan Bank advances with a weighted average interest rate of 5.97% and incurred a prepayment penalty of $295,000, which is reported as interest expense. This additional interest expense increased the average cost of interest-bearing liabilities during 2009 by eight basis points. The provision for loan losses increased from $1.6 million for the year ended December 31, 2008 to $4.3 million for the year ended December 31, 2009. This increase was primarily to allocate specific reserves of $2.3 million on two commercial loan relationships totaling $4.6 million, which are secured by commercial real estate and equipment, as well as to provide for increased inherent loss exposure due to weakened general economic conditions such as depreciating collateral values, job losses and continued pressures on household budgets in the Bank's market area.

Noninterest income decreased $200,000 for the year ended December 31, 2009 as compared to the year ended December 31, 2008. Service charges on deposit accounts decreased $220,000 when comparing the two periods. This decrease was partially offset by an increase of $59,000 in gains on the sale of mortgage loans.

Noninterest expenses increased $1.6 million during 2009 compared to the year ended December 31, 2008. Other operating expenses and data processing expenses increased $903,000 and $383,000, respectively, when comparing the two periods. The increase in other operating expenses was primarily due to a $790,000 increase in FDIC deposit insurance premiums. This included the special assessment imposed on all banks by the FDIC effective June 30, 2009. The Bank's special assessment was $205,000. The increase in data processing expenses was primarily due to an increase of $276,000 in ATM processing fees. A substantial portion of this increase includes disputed fees for which the Bank is seeking a possible partial refund. Also, as an incentive for switching its ATM processor, the Bank received a cash payment of $225,000 which was netted against ATM processing fees in 2009.

For the quarter ended December 31, 2009, the Company's net income was $358,000 or $0.13 per diluted share compared to $978,000 or $0.35 per diluted share for the same period in 2008.

Net interest income after provision for loan losses decreased $910,000 during the quarter ended December 31, 2009 as compared to the quarter ended December 31, 2008. Interest income decreased $513,000 when comparing the two periods as a result of a decrease in the average tax-equivalent yield on interest earning assets from 5.97% during the fourth quarter of 2008 to 5.33% during the same period of 2009. Interest expense decreased $298,000 as the average cost of interest-bearing liabilities decreased from 2.65% to 2.24% when comparing the two periods. The previously mentioned $295,000 prepayment penalty on advances occurred during the quarter ended December 31, 2009. Without taking this penalty, the average cost of interest-bearing liabilities would have been 1.93% during the quarter ended December 31, 2009. The provision for loan losses increased $695,000 when comparing the two periods primarily due to an additional $700,000 specific provision on the two previously mentioned large commercial credit relationships.

Noninterest income decreased $33,000 primarily due to decreases of $14,000 and $13,000 in service charges on deposit accounts and other income, respectively.

Noninterest expenses increased $87,000 when comparing the quarter ended December 31, 2009 to the quarter ended December 31, 2008, primarily due to increases in other operating expenses and occupancy and equipment expenses of $132,000 and $46,000, respectively. The increase in other operating expenses was primarily due to an increase of $190,000 in the cost of FDIC insurance. Data processing costs decreased $132,000 when comparing the two periods primarily due to the cash incentive the Bank received for switching its ATM processor.

Total assets as of December 31, 2009 were $455.5 million compared to $458.6 million at December 31, 2008. Securities available for sale and other assets

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increased $11.0 million and $3.2 million, respectively, while net loans receivable and cash and cash equivalents decreased $11.3 million and $6.3 million, respectively. Deposits increased $18.6 million while Federal Home Loan Bank advances decreased $23.1 million.

At December 31, 2009, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Bank, through its business arrangement with Great American Advisors, continues to offer non FDIC insured investments to complement the Bank's offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

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                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)


                                                                 YEAR ENDED             THREE MONTHS ENDED
                                                                DECEMBER 31,               DECEMBER 31,
OPERATING DATA                                                2009           2008        2009          2008
 (Dollars in thousands, except per share data)                ----           ----        ----          ----
Total interest income                                      $   22,969    $   25,686   $   5,646   $    6,159
Total interest expense                                          8,388        10,745       2,125        2,423
                                                           ------------------------   ----------------------
Net interest income                                            14,581        14,941       3,521        3,736
Provision for loan losses                                       4,289         1,570         925          230
                                                           ------------------------   ----------------------
Net interest income after provision for loan losses            10,292        13,371       2,596        3,506

Total non-interest income                                       3,373         3,573         811          844
Total non-interest expense                                     13,473        11,846       3,081        2,994
                                                           ------------------------   ----------------------
Income before income taxes                                        192         5,098         326        1,356
Income tax expense (benefit)                                     (586)        1,529         (35)         378
                                                           ------------------------   ----------------------
Net income                                                 $      778    $    3,569   $     361   $      978
Less net income attributable to the
  noncontrolling interest                                          12             -           3            -
                                                           ------------------------   ----------------------
Net income attributable to First Capital, Inc.             $      766    $    3,569   $     358   $      978
                                                           ========================   ======================
Net income per share attributable to
  First Capital, Inc. common shareholders:

  Basic                                                    $     0.28    $     1.27   $    0.13   $     0.35
                                                           ========================   ======================
  Diluted                                                  $     0.28    $     1.27   $    0.13   $     0.35
                                                           ========================   ======================
Weighted average common shares outstanding:
  Basic                                                     2,770,934     2,801,163    2,758,639   2,795,060
  Diluted                                                   2,784,080     2,815,276    2,771,103   2,807,566

OTHER FINANCIAL DATA
Cash dividends per share                                   $     0.72    $     0.71   $     0.18  $     0.18
Return on average assets (annualized)                            0.17%         0.79%        0.31%       0.86%
Return on average equity (annualized)                            1.66%         7.65%        3.08%       8.37%
Net interest margin                                              3.56%         3.68%        3.37%       3.67%
Net overhead expense as a percentage
  of average assets (annualized)                                 2.95%         2.62%        2.64%       2.64%


                                                           DECEMBER 31,        DECEMBER 31,
BALANCE SHEET INFORMATION                                      2009               2008
                                                               ----               ----
Cash and cash equivalents                                   $ 15,857            $ 22,149
Investment securities                                         93,791              82,819
Gross loans                                                  316,023             325,047
Allowance for loan losses                                      4,931               2,662
Earning assets                                               415,325             417,938
Total assets                                                 455,534             458,625
Deposits                                                     374,476             355,891
FHLB debt                                                     24,776              47,830
Repurchase agreements                                          7,949               4,552
Stockholders' equity, net of noncontrolling interest          45,944              47,522
Non-performing assets:
  Nonaccrual loans                                             8,374               4,441
  Accruing loans past due 90 days                              1,118               1,092
  Foreclosed real estate                                         877                 881
Regulatory capital ratios (Bank only):
  Tier I - adjusted total assets                                8.66%               8.98%
  Tier I - risk based                                          13.39%              14.10%
  Total risk-based                                             13.99%              14.77%